                                 SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

   Filed by the registrant [X]
   Filed by a party other than the registrant [ ]

   Check the appropriate box:
      [ ] Preliminary proxy statement
      [X] Definitive proxy statement
      [ ] Definitive additional materials
      [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         BEASLEY BROADCAST GROUP, INC.
                        -------------------------------
                 (Name of Registrant as Specified In Charter)

   Payment of filing fee (Check the appropriate box):
      [X] No fee required.

      [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

          (1) Title of each class of securities to which transaction applies:
          (2) Aggregate number of securities to which transaction applies
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
          (4) Proposed maximum aggregate value of transaction:
          (5) Total fee paid:

      [ ] Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount previously paid:
          (2) Form, schedule or registration statement no.:
          (3) Filing party:
          (4) Date filed:

[LOGO] BEASLEY BROADCAST GROUP, INC.

                              3033 Riviera Drive
                                   Suite 200
                             Naples, Florida 34103
                                (239) 263-5000

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 23, 2002

   The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, April 23, 2002, at 10:00 a.m. local time, in The Plaza Room at the Inn on Fifth, 699 Fifth Avenue South, Naples, Florida for the following purposes:

    1. To elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed;

    2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2002;

    3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing matters are described in more detail in the enclosed Proxy Statement.

   Your Board of Directors has fixed March 11, 2002 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

   The Company's Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed Annual Report to Stockholders for the year ended December 31, 2001.

   You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

                                          By Order of the Board of Directors,


                                             /s/ Caroline Beasley
                                          Caroline Beasley, Secretary

Naples, Florida
March 27, 2002

[LOGO] BEASLEY BROADCAST GROUP, INC.

                              3033 Riviera Drive
                                   Suite 200
                             Naples, Florida 34103
                                (239) 263-5000

                                PROXY STATEMENT

   The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, April 23, 2002, at 10:00 a.m. local time, in The Plaza Room at the Inn on Fifth, 699 Fifth Avenue South, Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company's Annual Report to Stockholders are first being mailed to stockholders on or about April 1, 2002.

                               VOTING SECURITIES

Voting Rights and Outstanding Shares

   Only stockholders of record on the books of the Company as of 5:00 p.m., March 11, 2002, which is the "Record Date," will be entitled to vote at the Annual Meeting. At the close of business on March 11, 2002, the Company had 7,252,068 shares of Class A Common Stock outstanding (the "Class A Shares"), and 17,021,373 shares of Class B Common Stock outstanding (the "Class B Shares" and together with the Class A Shares, the "Common Stock").

   Under the Company's Bylaws, in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company's directors, with each Class A Share being entitled to one vote. With respect to the election of the other six directors and other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share being entitled to one vote and each Class B Share entitled to ten votes.

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote.

   The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

   .   delivering written notice of revocation to the Company, Attention:
       Caroline Beasley;

   .   delivering a duly executed proxy bearing a later date to the Company; or

   .   attending the Annual Meeting and voting in person.

   Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

   The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

   Eight directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders or until their respective successors are elected or appointed. Nominees for election to the Board of Directors shall be approved by the following vote:

    . For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

    .  For Nominees to be Elected by the Holders of All Classes of Common
       Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes.

   Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Nominees to be Elected by the Holders of the Class A Shares:

   In respect of such nominees, the following information is furnished:

   Mark S. Fowler, age 60, has been a director of Beasley Broadcast Group, Inc. since February 2000. Mr. Fowler was of counsel at the law firm of Latham & Watkins from 1987 until 2000. Mr. Fowler has served as Chairman of UniSite, Inc. since 1994 and Chairman of Assure Sat, Inc. since 1997. Mr. Fowler is also a director of Pac-West Telecom, Inc. and Talk America, Inc. Mr. Fowler served as Chairman of the FCC from 1981 until 1987.

   Herbert W. McCord, age 59, has been a director of Beasley Broadcast Group, Inc. since May 2000. Mr. McCord currently is President of Granum Communications Corporation, a management consulting firm specializing in the radio industry, which he founded in 1991. Prior to starting Granum, Mr. McCord worked in the radio industry at the station and management levels for over twenty years. Mr. McCord serves as a member of the Executive Committee for the Board of Directors of the Radio Advertising Bureau.

Nominees to be Elected by the Holders of All Classes of Common Stock:

   In respect of such nominees, the following information is furnished:

   George G. Beasley, age 69, founded Beasley Broadcast Group, Inc. in 1961 and has served since inception as the Company's Chairman and Chief Executive Officer. Mr. Beasley served on the North Carolina Association of Broadcasters' Board of Directors for eight years and has served that Association as President and Vice President. Mr. Beasley was awarded the Distinguished Broadcaster of North Carolina Award in 1988. Mr. Beasley has a B.A. and M.A. from Appalachian State University. George G. Beasley is the father of Bruce G. Beasley, Caroline Beasley and Brian E. Beasley.

   Bruce G. Beasley, age 44, has served as Beasley Broadcast Group, Inc.'s President and Chief Operating Officer since 1997, Co-Chief Operating Officer since February 2001, and as a director since 1980. He began his career in the broadcasting business with the Company in 1975 and since that time has served in various capacities including General Sales Manager of a radio station, General Manger of a radio station and Vice President of Operations of the Company. Currently, Mr. Beasley oversees the operations of all radio stations. Mr. Beasley serves on the Boards of Directors of the North Carolina Association of Broadcasters and the Radio Advertising Bureau. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Caroline Beasley and Brian E. Beasley.

   Allen B. Shaw, age 58, joined Beasley Broadcast Group, Inc. as the Vice Chairman of the Board of Directors and Co-Chief Operating Officer in February 2001 as part of the Company's acquisition of Centennial Broadcasting. From 1990 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting. Mr. Shaw previously served as the Chief Operating Officer of the Company from 1985 to 1990.

   Caroline Beasley, age 39, has served as Beasley Broadcast Group, Inc.'s Vice President, Chief Financial Officer and Secretary since 1994 and as a director since 1983. She joined the Company in 1983 and since that time has served in various capacities including Business Manager, Assistant Controller and Corporate Controller. Ms. Beasley is a member of the Broadcast and Cable Financial Management Association. Ms. Beasley has a B.S. from the University of North Carolina at Chapel Hill. Ms. Beasley is the daughter of George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley.

   Brian E. Beasley, age 42, has served as Beasley Broadcast Group, Inc.'s Vice President of Operations since 1997 and as a director since 1982. He began his career in broadcasting during high school in 1977. He joined the Company full-time in 1982 as General Manager of the previously-owned cable TV division. In 1985, he became Senior Account Executive of a radio station. Since that time, Mr. Beasley has served as General Manger of three different radio stations and most recently has been named Vice President of Operations. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and Caroline Beasley.

   Joe B. Cox, age 62, has been a director of Beasley Broadcast Group, Inc. since February 2000. Mr. Cox is a partner at the law firm of Cox & Nici. Mr. Cox has practiced law for 35 years, primarily in the tax, corporate and estate law areas. Mr. Cox is also a director of Citizens National Bank.

   Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

   The Board of Directors recommends a vote "FOR" the election of all nominees named above.

                     THE BOARD OF DIRECTORS AND COMMITTEES

   The Company's Board of Directors met four times during 2001. All members of the Board attended each meeting except Mr. Bruce Beasley for one meeting and Mr. Fowler for two meetings. The Audit Committee met four times during 2001. All members of the Committee attended each meeting except Mr. Fowler for one meeting. The Compensation Committee met twice during 2001. All members of the Committee attended each meeting except Mr. Fowler for one meeting.

   The Audit Committee consists of Messrs. Cox, Fowler and McCord, each of whom is independent as the term independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The responsibilities of the audit committee include:

    . recommending to the Board of Directors independent auditors to conduct the annual audit of the Company's financial statements;

    . reviewing the proposed scope of the audit and approving the audit fees to be paid;

    . reviewing the Company's accounting and financial controls with the independent auditors and its financial and accounting staff; and

    . reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates.

   The Compensation Committee consists of Messrs. Cox, Fowler, and McCord. This Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives. The responsibilities of the compensation committee also include administering and interpreting the 2000 Equity Plan of the Company.

   The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Caroline Beasley, Secretary of Beasley Broadcast Group, Inc. at the Company's address.

   All of the Company's non-employee directors receive $750 per meeting for attendance at each Board of Directors meeting and are reimbursed for their out-of-pocket travel expenses for each meeting attended.

                            Audit Committee Report

To the Board of Directors:

   We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

   We have discussed with the independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

   Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          Joe B. Cox, Chair
                                          Mark S. Fowler
                                          Herbert W. McCord

                              EXECUTIVE OFFICERS

   The executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive's business experience under Proposal No. 1--Election of Directors. All executive officers hold office until their successors are appointed.

Name              Age            Position
----              ---            --------
George G. Beasley 69  Chairman and Chief Executive Officer
Bruce G. Beasley. 44  President, Co-Chief Operating Officer and Director
Allen B. Shaw.... 58  Vice Chairman and Co-Chief Operating Officer
Caroline Beasley. 39  Vice President, Chief Financial Officer, Secretary,
                      Treasurer and Director
Brian E. Beasley. 42  Vice President of Operations and Director

                            EXECUTIVE COMPENSATION

   The following table sets forth certain annual compensation information for the Company's Chief Executive Officer and the other four most highly paid executive officers of the Company whose annual salary exceeded $100,000 as of December 31, 2001 (collectively, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                              Annual Compensation
                                             ---------------------
                                                                   Securities
                                                                   Underlying  All Other
Name and Principal Position                  Year  Salary   Bonus   Options   Compensation
---------------------------                  ---- -------- ------- ---------- ------------
George G. Beasley........................... 2001 $521,181 $    --       --     $ 48,784(1)
Chairman and Chief Executive Officer         2000  490,081      --  487,500      233,921(1)
                                             1999  434,094      --       --      259,949(1)
Bruce G. Beasley............................ 2001  338,764      --       --           --
President and Co-Chief Operating Officer     2000  320,965      --  487,500           --
                                             1999  300,365      --       --           --
Allen B. Shaw (2)........................... 2001  248,392      --   50,000           --
Vice Chairman and Co-Chief Operating Officer

Caroline Beasley............................ 2001  285,921      --       --           --
Chief Financial Officer                      2000  266,985  50,000  487,500           --
                                             1999  222,599      --       --           --
Brian E. Beasley............................ 2001  312,708      --       --           --
Vice President of Operations                 2000  295,622      --  487,500           --
                                             1999  266,259      --       --           --

--------
(1) Amounts attributable to the insurance portion of split-dollar life insurance. Amounts reflect the dollar value of the benefit to the executive officer of the remainder of the premiums paid by the Company during the respective fiscal year after refund of the premium to the Company upon termination of the policy.
(2) Mr. Shaw's employment with the Company began February 1, 2001.

   The following table sets forth certain information with respect to stock options to purchase shares of the Company's Class A common stock awarded to the Named Officers during the fiscal year ended December 31, 2001.

                       OPTION GRANTS IN FISCAL YEAR 2001

                                   Individual Grants
                    ------------------------------------------------
                    Number of                                          Total
                    Securities Percent of Total                        Grant
                    Underlying Options Granted  Exercise               Date
                     Options   to Employees in    Price   Expiration  Present
  Name               Granted   Fiscal Year (1)  ($/share)    Date    Value (2)
  ----              ---------- ---------------- --------- ---------- ---------
  George G. Beasley       --           --            --         --         --
  Bruce G. Beasley.       --           --            --         --         --
  Allen B. Shaw....   50,000         47.6%       $14.50     2/1/11   $418,855
  Caroline Beasley.       --           --            --         --         --
  Brian E. Beasley.       --           --            --         --         --

--------
(1) Total options granted to all executive officers, other employees and non-employee directors of the Company in 2001 were for an aggregate of 105,000 shares of the Company's Class A common stock.
(2) The hypothetical present value on the grant date was calculated under the Black Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of assumptions in hypothesizing an option's present value. Assumptions used to value the options include an expected life of seven years, expected volatility of 50%, risk-free interest rate of 5.04%, and no expected dividend rate. The ultimate realizable value of an option will depend on the actual market value of the common stock on the date of exercise as compared to the exercise price of the option. Consequently, there is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

                             EMPLOYMENT AGREEMENTS

   The Company entered into a three year employment agreement with George G. Beasley effective as of January 31, 2000 pursuant to which he serves as the Chief Executive Officer and Chairman of the board of directors. Mr. Beasley receives an annual base salary of $500,000 subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Mr. Beasley also received an option to purchase 487,500 shares of the Company's Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley's employment is terminated without cause or if he resigns for good reason.

   The Company entered into a three year employment agreement with Bruce G. Beasley effective as of January 31, 2000 pursuant to which he serves as the President and Co-Chief Operating Officer. Mr. Beasley receives an annual base salary of $325,000 subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Mr. Beasley also received an option to purchase 487,500 shares of the Company's Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley's employment is terminated without cause or if he resigns for good reason.

   The Company entered into a three year employment agreement with Allen B. Shaw effective as of
February 1, 2001 pursuant to which he serves as the Co-Chief Operating Officer and Vice Chairman of the board of directors. Mr. Shaw receives an annual base salary of $322,350 subject to an annual increase of not less than

5% and an annual cash bonus at the discretion of the board of directors. Mr. Shaw also received an option to purchase 50,000 shares of the Company's Class A common stock on February 1, 2001 under the 2000 Equity Plan at an exercise price equal to $14.50. This option vests on February 1, 2011, but may become exercisable earlier, on the anniversary date of the date of grant, if certain material conditions are satisfied (33% each time a material condition is satisfied). The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Shaw's employment is terminated without cause or if he resigns for good reason.

   The Company entered into a three year employment agreement with Caroline Beasley effective as of January 31, 2000 pursuant to which she serves as the Chief Financial Officer. Ms. Beasley receives an annual base salary of $275,000 subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Ms. Beasley also receive an option to purchase 487,500 shares of the Company's Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley's employment is terminated without cause or if she resigns for good reason.

   The Company entered into a three year employment agreement with Brian E. Beasley effective as of January 31, 2000 pursuant to which he serves as the Vice President of Operations. Mr. Beasley receives an annual base salary of $300,000 subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Mr. Beasley also received an option to purchase 487,500 shares of the Company's Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley's employment is terminated without cause or if he resigns for good reason.

2000 Equity Plan

   On February 11, 2000, the Company adopted the 2000 Equity Plan of Beasley Broadcast Group, Inc. This equity plan is the Company's first plan under which employee stock options have been granted. The principal purpose of the equity plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The equity plan provides for a variety of compensation awards, including non-qualified stock options, incentive stock options that are within the meaning of Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock-related benefits. A total of 3,000,000 shares of Class A common stock were reserved for issuance under the equity plan, of which 2,500,000 shares were granted on February 11, 2000. These options have an exercise price of $15.50 per share. As of December 31, 2001, there were 2,671,000 options outstanding under the equity plan.

   The equity plan provides that a committee of independent directors has the authority to select the employees and consultants to whom awards are to be made, to determine the number of shares to be subject to those awards and their terms and conditions, and to make all other determinations and to take all other actions necessary or advisable for the administration of the equity plan with respect to employees or consultants.

   The equity plan also provides that each of the Company's independent director nominees will automatically be granted options to purchase 20,000 shares of the Company's Class A common stock upon election to its board of directors. These options will have an exercise price per share equal to the fair market value per share of our Class A common stock as of the date of grant, and will be exercisable with respect to 10,000 shares as of the date of grant and will become exercisable with respect to an additional 5,000 shares on each of the first two anniversaries of the date of grant. The board may make additional option grants to the Company's independent directors from time to time, in its discretion, on such terms as the board determines consistent with the equity plan.

   The committee and the board is authorized to adopt, amend and rescind rules relating to the administration of the equity plan, and to amend, suspend and terminate the equity plan. The Company has attempted to structure the equity plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Internal Revenue Code.

                       COMPENSATION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

   The Compensation Committee is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers, and setting the compensation for these individuals.

   The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of business objectives of the Company. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's common stock.

   In fiscal 2001, executive compensation had two primary components: cash compensation and equity-based compensation, consisting of stock options.

   Cash Compensation: For fiscal 2001, the cash compensation component for the Chief Executive Officer and the other named executive officers, except Allen B. Shaw, was set by their employment agreements prior to the establishment of this committee and prior to the company's initial public offering. In establishing base salaries for executives, we understand that consideration was given to the goals for the Company for the fiscal year. Consideration was also given to the standards and compensation at comparable companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographical area as the Company, historic salary levels of the individual and the nature of the individual's responsibilities. In considering the employment agreement of Allen B. Shaw executed as of February 1, 2001, the Compensation Committee considered all of the above as well as general market conditions and the Company's financial performance. In the future, the Compensation Committee will consider all of these factors in establishing base salaries of executive officers.

   Equity-Based Compensation: Equity-based compensation consists of stock options to purchase shares of the Company's Class A common stock. The emphasis on long-term incentives is intended to encourage executive officers to focus on the growth of the Company since the value of these awards depends on the Company's performance and future stock value. In deciding to award options, the Compensation Committee also considers a number of factors, including the number of options outstanding or previously granted and the aggregate size of current awards. In this regard, on February 1, 2001 the Committee granted Allen B. Shaw the option to purchase 50,000 shares of the Company's Class A common stock.

   Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that the Company's executive officers are committed to achieving positive long-term financial performance and enhancing shareholder value, and that the compensation policies and programs discussed in this report have motivated the Company's executive officers to work toward these goals.

   Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits the Company's Federal income tax deduction for certain executive compensation in excess of $1 million paid to the Chief Executive Officer and the four next highest paid named executive officers. The $1 million deduction limit does not apply, however, to "performance-based compensation" as that term is defined in
Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. The Committee recognizes the possibility that if the amount of the base salary of a named executive officer, and other compensation not described in the preceding paragraph exceeds
$1 million, it may not be fully deductible for Federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

                                          Herbert W. McCord, Chair
                                          Joe B. Cox
                                          Mark S. Fowler

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During the fiscal year ended December 31, 2001, the Compensation Committee consisted of three members, Messrs. Cox, Fowler and McCord. None of the members was at any time during the fiscal year ended
December 31, 2001, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company's Board of Directors or Compensation Committee.

                               PERFORMANCE GRAPH

   The following graph compares the cumulative return, for the period beginning February 11, 2000, the day the Company's Class A common stock began trading, through December 31, 2001 of the Company's Class A common stock to the total cumulative return over the same period of the common stocks in (1) The Nasdaq Composite Index and (2) The Nasdaq Telecommunications Index, which is an index of telecommunications companies, including radio and television broadcasting companies and point-to-point communications services companies. The comparison assumes $100 was invested on February 11, 2000 in the Company's Class A common stock and in each of the comparison groups, with dividends, if any, reinvested.

                                    [CHART]


                                           2/11/00 12/29/00 12/31/01
                                           ------- -------- --------
           Beasley Broadcast Group          $100    $53.63   $83.94
           Nasdaq Composite Index           $100    $55.08   $43.48
           Nasdaq Telecommunications Index  $100    $42.00   $21.44

   The Company cannot assure you that its stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to future stock performance.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The independent public accounting firm of KPMG LLP was engaged by the Company to audit the Company's consolidated financial statements for the year ended December 31, 2001. It is anticipated that a representative of KPMG LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. At the meeting, a representative of KPMG LLP will be afforded an opportunity to make a statement if they so desire. The independent public accounting firm of KPMG LLP is also being recommended to stockholders for ratification to serve as the Company's independent auditors for the year ending December 31, 2002.

Audit Fees

   The aggregate fees billed for professional services rendered for the audit of the Company's consolidated financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for the year ended December 31, 2001 were approximately $88,500.

All Other Fees

   The Company engaged KPMG LLP to provide tax compliance services. The aggregate fees paid for these services were approximately $50,000. The Company also engaged KPMG LLP to provide other services throughout fiscal 2001. The aggregate fees paid for these services were approximately $19,200. The Audit Committee of the board of directors does not consider the provision of these services to be incompatible with maintaining the independent auditor's independence.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of March 15, 2002 by:

    . each person who is known by the Company to own beneficially more than 5% of our Class A common stock or Class B common stock;

    .  each of the Company's directors;

    .  each of the Named Officers; and

    .  all current officers and directors as a group.

   Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis.

   The number of shares of Class A common stock owned by George G. Beasley includes options to purchase 325,000 shares of Class A common stock at $15.50 per share and 13,000 shares of Class A common stock held for the benefit of his grandchildren, to which he disclaims beneficial ownership. The number of shares of Class B common stock owned by George G. Beasley consists of 13,434,210 shares owned individually by him, 461,756 shares owned by the George Beasley Grantor Retained Annuity Trust and 39,835 shares owned by Shirley W. Beasley, Mr. Beasley's spouse. The number of shares of Class A common stock owned by Bruce G. Beasley, Caroline Beasley and Brian E. Beasley include options for each of them to purchase 325,000 shares of Class A common stock at $15.50 per share. The number of shares of Class B common stock owned by Bruce G. Beasley and Caroline Beasley each include 356,736 owned individually by each of them and 853,637 shares owned by the George Beasley Estate Reduction Trust as to which they share voting and dispositive power as trustees. Messrs. Cox and Fowler's ownership includes options to purchase 20,000 shares of Class A common stock at $15.50 per share and Mr. McCord's ownership includes options to purchase 15,000 shares of Class A common stock at $10.38 per share. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of March 15, 2002 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

                                                                     Common Stock
                                                -----------------------------------------------------
                                                     Class A           Class B
-                                               ----------------  -----------------
                                                                                     Percent  Percent
                                                          Percent            Percent of Total of Total
                                                 Number     of    Number of    of    Economic  Voting
Name of Beneficial Owner                        of Shares  Class   Shares     Class  Interest  Power
------------------------                        --------- ------- ---------- ------- -------- --------
George G. Beasley..............................   341,400   4.5%  13,935,801  81.9%    58.0%    78.6%
Bruce G. Beasley...............................   327,700   4.3    1,210,373   7.1      6.3      7.0
Caroline Beasley...............................   327,000   4.3    1,210,373   7.1      6.2      7.0
Brian E. Beasley...............................   327,500   4.3      420,265   2.5      3.0      2.5
Westport Asset Management...................... 2,176,300  30.0           --    --      9.0      1.2
  253 Riverside Avenue
  Westport, CT 06880
Wellington Management Company.................. 1,015,180  14.0           --    --      4.2        *
  75 State Street
  Boston, MA 02109
High Rock Capital..............................   420,000   5.8           --    --      1.7        *
  28 State Street
  Boston, MA 02109
Joe B. Cox.....................................    30,000     *           --    --        *        *
Mark S. Fowler.................................    21,000     *           --    --        *        *
Herbert W. McCord..............................    16,000     *           --    --        *        *
Allen B. Shaw..................................     1,000     *           --    --        *        *
All directors and executive officers as a group 1,391,600  16.2%  15,923,175  93.5%    67.6%    89.8%

--------
*  Less than one percent.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Office and Studio Leases

   The Company leases office and studio broadcasting space for radio station WRXK-FM and WXKB-FM in Ft. Myers, Florida from George G. Beasley. The current annual rent for this space is approximately $102,000. The Company believes that these lease agreements are on terms at least as favorable to it as could have been obtained from an unaffiliated party.

   The Company leases office and studio broadcasting space for radio stations WWNN-AM, WHSR-AM and WSBR-AM in Boca Raton, Florida from Beasley Family Towers, Inc., which is a corporation owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. The current annual rent for this space is approximately $74,000. The Company believes that these lease agreements are on terms at least as favorable to it as could have been obtained from an unaffiliated party.

   The Company leases office space in Naples, Florida from Beasley Broadcasting Management Corp., which is wholly-owned by George G. Beasley. The current annual rent for the office space is approximately $89,000. The Company believes that this lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

Tower Leases

   The Company leases a radio tower for radio station WCHZ-FM in Augusta, Georgia from Wintersrun Communications, Inc., which is owned by George G. Beasley and Brian E. Beasley. The current annual rent for the tower is approximately $23,000. The Company believes that this lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

   The Company leases a radio tower for radio station WXNR-FM in New Bern, North Carolina from Beasley Family Towers, Inc. The current annual rent for the tower is approximately $14,000. The Company believes that this lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

   The Company leases a radio tower for radio station WUKS-FM in Fayetteville, North Carolina from Beasley Family Towers, Inc. The current annual rent for the tower is approximately $33,000. The Company believes that this lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

Notes Receivable and Tower Leases

   In December 2000, the Company sold most of its radio towers and related real estate assets to Beasley Family Towers, Inc. for approximately $5.1 million in unsecured notes. As of December 31, 2001, the aggregate outstanding balance of the notes receivable was approximately $5.0 million. The notes are due in aggregate monthly payments of approximately $39,000, including interest at 6.77%. The notes mature on December 28, 2020. For the year ended December 31, 2001, interest income on the notes receivable from Beasley Family Towers, Inc. was approximately $342,000. In connection with this sale, the Company leases radio towers for fourteen radio stations from Beasley Family Towers, Inc. The current annual rent for the towers is approximately $467,000. The Company believes that these lease agreements are on terms at least as favorable to it as could have been obtained from an unaffiliated party. In December 2001, Beasley Family Towers, Inc. built a new tower for WGAC-AM in the Augusta, Georgia market and the Company forgave the indebtedness of approximately $163,000 associated with the note for the original tower. The new tower is leased to the Company on terms identical to the lease for the original tower.

Centennial Transaction

   As of February 1, 2001, the Company purchased all of the outstanding common stock of Centennial Broadcasting Nevada, Inc. and all of the membership interests in Centennial Broadcasting, LLC for approximately $116.3 million, which included a working capital adjustment of approximately $2.8 million. Centennial Broadcasting Nevada, Inc. owned approximately 18.5% of the membership interests in Centennial Broadcasting, LLC, which owned the radio stations KJUL-FM, KSTJ-FM and KKLZ-FM in Las Vegas, Nevada and WRNO-FM, KMEZ-FM and WBYU-AM in New Orleans, Louisiana. The Company's Co-Chief Operating Officer and Vice Chairman of the Board of Directors, Allen B. Shaw, owned approximately 8.5% of Centennial Broadcasting, LLC and received a distribution of approximately $6.1 million, subject to certain conditions, as a result of this transaction.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

   Based solely on its review of the copies of such reports and upon written representations from certain reporting persons, the Company believes that, for the year ended December 31, 2001, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders were complied with on a timely basis, except Mr. George G. Beasley's Form 4, Statement of Changes of Beneficial Ownership of Securities, reporting one transaction.

            PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF AUDITORS

   KPMG LLP has served as the Company's independent auditors since inception and has been selected by the Board as the Company's independent auditors for the year ending December 31, 2002. In the event the ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, management will review its future selection of auditors.

   Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire to do so. They are also expected to be available to respond to appropriate questions.

   Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors for the year ending December 31, 2002.

Required Vote

   The ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2002 requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote. Abstentions from voting on the ratification of the appointment of auditors, including broker non-votes, will have the effect of a vote against the ratification of the appointment of auditors.

Recommendation of the Board of Directors

   The Board of Directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as the Company's independent auditors.

                             STOCKHOLDER PROPOSALS

   To be considered for presentation to the Annual Meeting of Stockholders to be held in 2003, a stockholder proposal must be received by Caroline Beasley, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than November 22, 2002. If we have not received notice on or before February 5, 2003 of any matter a stockholder intends to propose for a vote at the 2003 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder.

                                 OTHER MATTERS

   The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

   A copy of the Company's 2001 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for the year ended December 31, 2001 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Beasley Broadcast Group, Attn:
Investor Relations, 3033 Riviera Drive, Suite 200, Naples Florida 34103.

                                               By Order of the Board of
                                            Directors

                                             /s/ Caroline Beasley
                                               Caroline Beasley, Secretary

Dated: March 27, 2002
Naples, Florida

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         BEASLEY BROADCAST GROUP, INC.


     The undersigned hereby appoints Caroline Beasley and Denyse Mesnik proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Beasley Broadcast Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 23, 2002, at 10:00 a.m. local time, or any adjournment thereof.


       (Continued and to be marked, dated and signed, on the other side.)

                        Please date, sign and mail your
                      proxy card back as soon as possible!


                         Annual Meeting of Stockholders
                         BEASLEY BROADCAST GROUP, INC.

                                 April 23, 2002




                Please Detach and Mail in the Envelope Provided


      Please mark your
A [X] votes as in this
      example.

 The Board of Directors recommends a vote "FOR" Items 1 and 2.

ITEM 1.                                           WITHHOLD
       ELECTION OF             FOR                AUTHORITY
        DIRECTORS          all nominees     to vote for all nominees
                         listed at right        listed at right
                            [   ]                     [   ]
 WITHHELD FOR: (Write that nominees's name in the space provided below)

------------------------------

Nominees to be Elected by the Holders of All Classes of Common Stock:
George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley, Joe B. Cox, Allen B. Shaw

Nominees to be Elected by the Holders of Class A Common Stock:
Mark S. Fowler, Herbert W. McCord

ITEM 2.
       RATIFICATION OF KPMG LLP AS INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2002.

                FOR           AGAINST             ABSTAIN
               [  ]             [  ]                [   ]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY BALLOT PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature:_____________________  Signature:______________________ Date: _______

[ILLEGIBLE] should each sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title